Exhibit 3.3



                       AMENDED CERTIFICATE OF DESIGNATIONS

                                       OF

                           THE WORLD GOLF LEAGUE, INC.

                   ESTABLISHING THE DESIGNATIONS, PREFERENCES,

                     LIMITATIONS AND RELATIVE RIGHTS OF ITS

                            SERIES A PREFERRED STOCK


     Pursuant to Section 151 of the Delaware General Corporation Law, The World Golf League, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"), DOES HEREBY CERTIFY THAT:

     FIRST: The original Certificate of Designations of the Corporation's Series A Preferred Stock was filed in the office of the Secretary of State on or about September 30, 2003 (the "Certificate of Designations").

     SECOND: The Board of Directors amended the Company's Certificate of Designations to increase the number of authorized shares of Series A Preferred Stock pursuant to the Certificate of Designations from 1,000,000 shares to 5,000,000 shares on or about April 27, 2006.

     THIRD: The Board of Directors of the Corporation, acting without a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, authorized by unanimous written consent a resolution proposing and declaring advisable that the Corporation amend its previously amended Certificate of Designations to increase the number of authorized shares of Series A Preferred Stock pursuant to the Certificate of Designations from 5,000,000 shares to 10,000,000 shares.

     FOURTH:  Section  1.  Designation  of  Series;  Rank, of the Certificate of
Designations  is  revised  and  amended  to  state  the  following:

          Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to 10,000,000. The Preferred Stock, with respect to distributions upon liquidation, dissolution or winding up, ranks (i) junior to any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Preferred Stock (the "Senior Stock"),
     (ii) PARI PASSU with any other series of preferred stock of the Company the terms of which specifically provide that such series ranks PARI PASSU with the Preferred Stock (the "Parity Stock") and (iii) senior to the common stock, par value $.01 per share, of the Company ("Common Stock") and any

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     series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the preferred Stock (the "Junior Stock"). So long as any shares of Preferred Stock remain outstanding, the Company's Certificate of Incorporation shall specify that any other class or series of stock issued, other than Common Stock, is either Senior Stock, Parity Stock or Junior Stock. The Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock.

     FIFTH: Section 5.1(a), of the Certificate of Designations is revised and amended to state the following:

          (a) The Company shall have the right to redeem any or all of the outstanding shares of preferred Stock at a per share redemption price (the "Redemption Price") equal to $.05 per share and an aggregate of Five Hundred Thousand Dollars ($500,000.00).

     SIXTH: That the aforesaid amendment and restatement was duly adopted in accordance with the applicable provisions of the Company's Certificate of Incorporation, as amended and Sections 141 and 151 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Company has caused this Amended Certificate of Designations of The World Golf League, Inc., Establishing The Designations, Preferences, Limitations And Relative Rights Of Its Series A Preferred Stock, to be duly executed by its President this 29th day of June, 2006.



                                  THE WORLD GOLF LEAGUE, INC.
                                  ---------------------------


                                  By: /s/ Michael S. Pagnano
                                     ------------------------
                                     Michael S. Pagnano,
                                     President

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